-----------------------                           ------------------------------
                                                           OMB APPROVAL
       FORM 4                                     ------------------------------
                                                  OMB Number:  3235-0287
-----------------------                           Expires: January 31, 2005
                                                  Estimated average burden
                                                  hours per response ...... 0.5
_  Check this box if no longer                    ------------------------------
   subject to Section 16.
   Form 4 or Form 5 obligations
   may continue.  See Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                     ---------------------------------------
                             Washington, D.C. 20549
                             ----------------------


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                  --------------------------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*


   Lazarus                          Rochelle              B.
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   (Last)                           (First)             (Middle)

c/o AnnTaylor Stores Corporation
    142 West 57th Street
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                                    (Street)

    New York                          NY                 10019
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AnnTaylor Stores Corporation (ANN)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

      12/2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           ------------------------------- of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date            Code           Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                            (mm/dd/yy)     (Instr. 8)                  (D)             and 4)        (Instr.4) (Instr. 4)
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Common Stock                           9/06/2000      S               300         D      $40.50                  I        By spouse
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Common Stock                          12/31/2001      S               300         D      $35.00                  I        By spouse
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                            (Print or Type Responses)
                                                                          (Over)
                                                                SEC 2270 (10-94)
FORM 4 (continued)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
                  2.                                                                                        Deriv-   of
                  Conver-                      5.                              7.                           ative    Deriv-  11.
                  sion                         Number of                       Title and Amount             Secur-   ative   Nature
                  or                           Derivative    6.                of Underlying     8.         ities    Secur-  of
                  Exer-                        Securities    Date              Securities        Price      Bene-    ity:    In-
                  cise       3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of         ficially Direct  direct
                  Price      Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-     Owned    (D) or  Bene-
1.                of         action   Trans-   of(D)         (Month/Day/Year)            Amount  ative      at End   In-     ficial
Title of          Deriv-     Date     action   (Instr. 3,    ----------------            or      Secur-     of       direct  Owner-
Derivative        ative      (Month/  Code     4 and 5)      Date     Expira-            Number  ity        Year     (I)     ship
Security          Secur-     Day/     (Instr.  ------------  Exer-    tion               of      (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3)        ity        Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)         4)       4)      4)
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Explanation of Responses:


      /s/Rochelle B. Lazarus                                      4/3/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

           * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
           ** Intentional misstatements or omissions of facts constitute Federal
              Criminal Violations.
              See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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